UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2025

Monarch Casino & Resort, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-22088	88-0300760
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3800 South Virginia Street, Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (775) 335-4600

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading	Name of each exchange on which registered
Common Stock, $0.01 par value	MCRI	The Nasdaq Stock Market LLC (Nasdaq-GS)

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2025, Ms. Yvette E. Landau notified Monarch Casino & Resort, Inc. (the "Company") of her decision to resign from the Company’s Board of Directors, and Compensation and Audit committees, effective as of January 1, 2026. Ms. Landau’s resignation was not due to any disagreement with the Company, its management or Board of Directors on any matters related to the Company’s operations, policies, practices, financial results or strategic decisions. The Board of Directors accepted Mrs. Landau resignation, effective as of January 1, 2026.

After careful review and consideration of qualifications, background and eligibility, including independence standards under NASDAQ Listing Rules and applicable corporate governance requirements, today the Company’s Board of Directors appointed Hope Taitz to serve as a director effective January 1, 2026, subject to applicable regulatory approvals. Ms. Taitz’s term will continue until the 2026 annual meeting of stockholders, at which time she will be considered for election, and until her successor is duly elected and qualified, or until earlier resignation or removal from the Board of Directors. Ms. Taitz was also appointed to serve on the Company’s Compensation and Audit committees.

Ms. Taitz, a successful banker and investment manager, is the Chief Executive Officer of ELY Capital, LLC. Ms. Taitz began her career as a mergers and acquisitions analyst at Drexel Burnham Lambert. Ms. Taitz then served as a Vice President at The Argosy Group (now part of CIBC) and a Managing Director at Crystal Asset Management before founding her money management firm, Catalyst Partners. Now acting as an investor and advisor through ELY Capital, Ms. Taitz has extensive expertise in financial services, the consumer, media, and technology sectors. She helps innovative enterprises grow through financial leadership, capital markets strategies and connections to established businesses. Ms. Taitz currently sits on the boards of Athene Holding Ltd., MidCap Finco Holdings Limited, Summit Hotel Properties, Inc. and Yahoo! She previously served on the boards of Apollo Residential Mortgage, Inc., Diamond International Resorts, Inc., Greenlight Capital RE, Ltd. and Lumenis Ltd. Ms. Taitz also focuses on non-profit entities in education and is an advocate for STEM. Originally sitting on the board of Girls Who Code, she also was a board member on The New York City Foundation for Computer Science working on CS4All and the 2025 STEM Initiative. Ms. Taitz is also a founding board member of YRFDarca, a member of the Wharton School Undergraduate Executive Board as well as an emeritus board member of Pencils of Promise. Ms. Taitz graduated from the University of Pennsylvania.

As a non-employee director, Ms. Taitz will receive an annual fee of $75,000. Ms. Taitz will also receive a stock option grant on June 30, 2026 to purchase 6,100 shares of the Company’s common stock and additional stock option grants, each year on the last day of the quarter when the Company’s annual stockholder meeting is held, to purchase 6,100 shares of common stock of the Company. Each of the option grants vest on the six-month anniversary of the grant date and have an exercise price equal to the closing price of the Company’s common stock on the grant date.

There are no arrangements or understandings between Ms. Taitz and any other persons pursuant to which Ms. Taitz was selected as a director, and there are no transactions in which the Company was or is to be a participant and in which Ms. Taitz had or will have a direct or indirect material interest that are required to be reported pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

9
Monarch Casino and Resort, Inc.

Date: December 19, 2025	/s/ Edwin S. Koenig
Edwin S. Koenig, Chief Accounting Officer
(Principal Financial and Accounting Officer and Duly Authorized Officer)